Page 1 Biogen Idec Reports Full Year and Fourth Quarter 2005 Results
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FOR IMMEDIATE RELEASE
Biogen Idec Reports Full Year and Fourth Quarter 2005 Results
Cambridge, MA, February 15, 2006 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader with leading products and capabilities in oncology, neurology and immunology, today reported its full year 2005 and fourth quarter results.
Full Year & Fourth Quarter Highlights
•	Total revenues in 2005 exceeded $2.42 billion vs. prior year $2.21 billion, an increase of 10%, driven primarily by RITUXAN® (rituximab) revenues from the unconsolidated joint business arrangement up 15% to $709 million and AVONEX® (Interferon beta-1a) sales up 9% to $1.54 billion.
•	On a reported basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP), full year 2005 earnings per share (EPS) were $0.47 vs. $0.07 in 2004. Excluding merger-related accounting impacts and other non-operating charges, full year 2005 adjusted non-GAAP EPS were $1.57, an increase of 12% over 2004.
•	Fourth quarter revenues increased 8% to $633 million vs. prior year, driven primarily by AVONEX sales up 12% to $413 million and RITUXAN revenues from the unconsolidated joint business arrangement up 6% to $182 million.
•	Fourth quarter 2005 GAAP EPS were $0.16 vs. $0.08 in the fourth quarter of 2004. Excluding merger-related accounting impacts and other non-operating charges, fourth quarter 2005 adjusted non-GAAP EPS were $0.48, an increase of 66% over the fourth quarter of 2004.

Page 2 Biogen Idec Reports Full Year and Fourth Quarter 2005 Results
James Mullen, Biogen Idec’s Chief Executive Officer, commented, “Our discipline and successful execution in 2005 led to very robust performance of the core business resulting in strong revenue and bottom line growth, despite a challenging year. We anticipate major approvals for RITUXAN in rheumatoid arthritis and TYSABRI in multiple sclerosis in 2006.”
Financial Performance
On an adjusted non-GAAP basis, Biogen Idec reported net income of $165 million in the fourth quarter of 2005 and $542 million for the full year 2005. Adjusted non-GAAP EPS was $0.48 for the fourth quarter of 2005 and $1.57 for the full year 2005. These adjustments are itemized on Table 3.
On a reported basis, calculated in accordance with GAAP, Biogen Idec reported net income of $56 million (or EPS of $0.16) in the fourth quarter of 2005 and net income of $161 million (or EPS of $0.47) for the full year 2005. The difference between adjusted non-GAAP net income and EPS and GAAP net income and EPS in the fourth quarter were primarily due to:
•	pre-tax charges of $115 million, consisting of amortization of intangibles ($74 million), inventory charges ($36 million) related to the divestiture of AMEVIVE® (alefacept) and inventory step-up ($5 million),
•	charges totaling approximately $15 million related to the planned sale of the clinical scale manufacturing facility in Oceanside (NICO),
•	other severance charges of $12 million, and
•	tax benefit of $32 million consisting of $11 million related to the dividend repatriated under the American Jobs Creation Act of 2004 and $43 million income tax effect of all other items noted above.
Revenue Performance
Revenues from AVONEX, Biogen Idec’s therapy for patients with relapsing forms of multiple sclerosis (MS), increased 12% in the fourth quarter to $413 million. Full year AVONEX sales increased 9% to $1.54 billion. In 2005, U.S. sales were $939 million and international sales increased 22% to $604 million.
Revenues for the fourth quarter of 2005 and full year 2005 included $182 million and $709 million, respectively, from Biogen Idec’s joint business arrangement with Genentech, Inc. related to RITUXAN, a treatment for certain B-cell non-Hodgkin’s lymphomas that Biogen Idec co-promotes in the U.S. with Genentech. All U.S. sales of RITUXAN are recognized by Genentech, and Biogen Idec records its share of the pretax co-promotion profits on a quarterly basis. U.S. net sales of RITUXAN were $484 million in the fourth quarter (Q4 2004: $429 million) and $1.83 billion for the full year (2004: $1.57 billion), as reported by Genentech.
Table 4 provides individual product revenues.

Page 3 Biogen Idec Reports Full Year and Fourth Quarter 2005 Results
Royalties were $22 million in the fourth quarter and $93 million for the full year.
Financial Guidance
Biogen Idec expects that its 2006 non-GAAP earnings per share estimates, excluding the impact of stock option expensing (FAS123R), will be in the range of $1.95 — $2.10. The impact of FAS123R for 2006 is estimated to be in the range of $0.06 — $0.09.
The Company anticipates that 2006 capital expenditures will be in the range of $190 — $275 million.
Guidance for full year 2006 reported earnings per share (GAAP-based financial measure) is not currently known, as the Company cannot predict with any certainty the nature or the amount of non-operating or unusual charges for subsequent quarters. The Company does anticipate that certain charges related to Purchase Accounting will be included in the GAAP financials, such as amortization of intangibles (approximately $300 — 330 million or approximately $0.64 — 0.71 per share, primarily related to the AVONEX intangibles). The Company additionally anticipates that it may have to take other charges in subsequent quarters and that such charges, if material, would cause reported earnings per share to further differ from non-GAAP earnings per share.
Recent Highlights
•	On February 10, 2006, Biogen Idec and Genentech, Inc., announced that the U.S. Food and Drug Administration (FDA) has approved RITUXAN for use in the first-line treatment of patients with diffuse large B-cell, CD20-positive, non-Hodgkin’s lymphoma, in combination with CHOP (cyclophosphamide, doxorubicin, vincristine and prednisone) or other anthracycline-based chemotherapy regimens. On October 25, 2005, the companies announced that the FDA had granted Priority Review to this sBLA. RITUXAN was previously approved as a single agent for use in relapsed or refractory, low-grade or follicular, CD20-positive, B-cell non-Hodgkin’s lymphoma.
•	On January 23, 2006, Biogen Idec and Elan Corporation, plc. announced that they have received notification from the FDA that the Peripheral and Central Nervous System Drugs Advisory Committee will review TYSABRI® (natalizumab) for the treatment of MS on March 7, 2006. The supplemental Biologics License Application (sBLA) for TYSABRI® for the treatment of MS has been accepted and designated for Priority Review by the FDA. Based on the FDA’s designation of Priority Review for TYSABRI in MS, the companies anticipate action by the Agency approximately six months from the submission date, or by late March 2006.
•	On January 9, 2006, Biogen Idec and Fumapharm AG announced that a Phase II study designed to evaluate the efficacy and safety of BG-12, an oral fumarate, in patients with relapsing-remitting MS met its primary endpoint. Treatment with BG-12 led to a statistically significant reduction in the total number of gadolinium-enhancing brain lesions as measured by MRI with six months of treatment versus

Page 4 Biogen Idec Reports Full Year and Fourth Quarter 2005 Results
placebo. This Phase II multi-center, double-blind, placebo-controlled study enrolled approximately 250 patients at sites in 10 countries in Europe.
•	On December 15, 2005, Biogen Idec announced that new data, presented at the 47th Annual Meeting of the American Society of Hematology (ASH) in Atlanta, demonstrate that patients may benefit from earlier and consolidated use of ZEVALIN® (Ibritumomab Tiuxetan) radioimmunotherapy in refractory and hard-to-treat cancers, including diffuse large B-cell lymphoma, mantle cell lymphoma, and follicular non-Hodgkin’s lymphoma.
•	On November 16, 2005, Biogen Idec and Roche announced positive results of a Phase III clinical study of RITUXAN in rheumatoid arthritis (RA), showing that a significantly greater proportion of patients who received a single course of two infusions of RITUXAN with a stable dose of methotrexate (MTX) achieved American College of Rheumatology (ACR) 20, 50 and 70 response rates compared to patients who received placebo and MTX. These findings were presented during a plenary session at the ACR Annual Scientific Meeting in San Diego.
•	On October 31, 2005, Biogen Idec and Genentech, Inc., announced that the sBLA submitted by the companies for RITUXAN for patients with active RA who inadequately respond to anti-TNF therapy has been granted Priority Review designation by the FDA. The FDA has until late February 2006 to take action on the sBLA.
Use of Non-GAAP Financial Measures
The non-GAAP financial measures presented in this press release are utilized by Biogen Idec management to gain an understanding of the comparative financial performance of the Company. Management believes that the non-GAAP financial measures are useful because they exclude those non-operational activities or transactions that are not necessarily relevant to understanding the trends of the Company or the prospects of future performance such as charges related to purchased in-process research and development, amortization of intangibles, inventory step-up values, in period costs of sales and certain litigation. Management uses these measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company’s business over time. The presentation of this information is not meant to be considered in isolation or as a substitute for GAAP financial measures. Numbers may not foot due to rounding.
Conference Call and Webcast
The Company’s earnings conference call for the fourth quarter will be broadcast via the internet at 5:00 p.m. ET on February 15, 2005, and will be accessible through the investor relations section of Biogen Idec’s homepage, http://www.biogenidec.com.

About Biogen Idec

Page 5 Biogen Idec Reports Full Year and Fourth Quarter 2005 Results
Biogen Idec (NASDAQ: BIIB) creates new standards of care in oncology, neurology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For product labeling, press releases and additional information about the company, please visit http://www.biogenidec.com.
Safe Harbor
This press release contains forward-looking statements regarding expected future financial results, including non-GAAP EPS and capital expenditures, external growth opportunities, pipeline growth, and the potential for TYSABRI in MS and RITUXAN in RA.
These statements are based on the Company’s current beliefs and expectations. A number of risks and uncertainties could cause actual results to differ materially. For example, financial results and external growth opportunities may be affected by a number of factors, including any unexpected slowing of growth of the markets for AVONEX and RITUXAN, any change in market acceptance of AVONEX and RITUXAN in key markets worldwide, the impact of reimbursement and pricing decisions related to the Company’s products, the impact of competitive products on the Company’s products, any material decreases in sales by licensees of products on which the Company receives royalties, the impact of litigation, increases in costs related to, or an inability for us to enter into in-licensing deals, collaborations or acquisitions on acceptable terms, increases in costs related to research and development of new products as well as increases in costs related to development of existing products in new indications, an inability for us to achieve acceptable terms from third parties for assets which have been proposed for divestment, and any material issues, delays or failures related to the manufacturing or supply of the Company’s products.
Our long-term growth will depend on the successful development and commercialization of new products as well as the development and commercialization of existing products in new indications (such as RITUXAN in RA). Drug development involves a high degree of risk. For example, the plans for our development programs could be negatively affected if unexpected concerns arise from additional data or analysis, if regulatory authorities require additional information or further studies, or if we were to encounter other unexpected hurdles.
The potential for TYSABRI in MS is subject to a number of risks and uncertainties. There is no assurance, for example, that we will be able to gain sufficient information to fully understand the risks associated with the product. There is also no assurance that the Company and Elan will be able to resume marketing and sales of TYSABRI.
For more detailed information on the risks and uncertainties associated with these forward looking statements and the Company’s other activities, see the periodic reports filed by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

DRAFT
TABLE 1
Financial Results For The Fourth Quarter and Full Year 2005
Condensed Consolidated Statements Of Income — GAAP Basis
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
REVENUES

Product	$429,231	$390,929	$1,617,004	$1,486,344

Unconsolidated joint business	181,896	171,124	708,881	615,743

Royalties	21,594	25,575	93,193	98,945

Corporate partner	132	153	3,422	10,530

Total revenues	632,853	587,781	2,422,500	2,211,562

COST AND EXPENSES

Cost of product and royalty revenues	113,352	83,364	373,614	554,319

Research and development	168,314	188,882	747,671	685,872

Selling, general and administrative	169,122	177,163	644,758	580,278

Amortization of acquired intangible assets	73,558	80,455	302,305	347,677

Impairment and Loss on Sale of Long Lived Assets	15,208	—	118,112	—

Total cost and expenses	539,554	529,864	2,186,460	2,168,146

Income from operations	93,299	57,917	236,040	43,416

Other income, net	11,837	4,111	20,155	20,677

INCOME BEFORE INCOME TAXES	105,136	62,028	256,195	64,093

Income taxes	49,574	33,339	95,484	39,007

NET INCOME	$55,562	$28,689	$160,711	$25,086

BASIC EARNINGS PER SHARE	$0.16	$0.09	$0.48	$0.07

DILUTED EARNINGS PER SHARE	$0.16	$0.08	$0.47	$0.07

SHARES USED IN CALCULATING:

BASIC EARNINGS PER SHARE	337,884	334,491	335,586	334,996

DILUTED EARNINGS PER SHARE	345,064	353,437	346,163	343,475

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TABLE 2
Condensed Consolidated Balance Sheets
(dollars in thousands)

	Dec. 31, 2005	Dec. 31, 2004
Assets:
Current assets

Cash, cash equivalents and securities available-for-sale	$850,753	$1,057,942

Accounts receivable, net	265,742	278,637

Inventory	182,815	251,016

Other current assets	318,771	343,449

Total current assets	1,618,081	1,931,044

Long-term securities available-for-sale	1,204,378	1,109,624

Property and equipment, net	1,174,396	1,525,225

Intangible assets, net	2,975,601	3,292,827

Goodwill	1,130,430	1,151,105

Other	264,061	155,933

Total assets	$8,366,947	$9,165,758

Liabilities and shareholders’ equity

Current liabilities	$583,036	$1,260,748

Long-term deferred tax liability	762,282	921,771

Non-current liabilities	115,753	156,838

Shareholders’ equity	6,905,876	6,826,401

Total liabilities and shareholders’ equity	$8,366,947	$9,165,758

DRAFT
TABLE 3
Financial Results For The Fourth Quarter and Full Year 2005
Condensed Consolidated Statements Of Income — Operating Basis
(in millions, except per share amounts)
     The non-GAAP financial measures presented in this table are utilized by Biogen Idec management to gain an understanding of the comparative financial performance of the Company. Management believes that the non-GAAP financial measures are useful because they exclude those non-operational activities or transactions that are not necessarily relevant to understanding the trends of the Company or the prospects of future performance such as charges related to purchased in-process research and development, amortization of intangibles, inventory step-up values, in period costs of sales and certain litigation. Management uses these measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company’s business over time. The presentation of this information is not meant to be considered in isolation or as a substitute for GAAP financial measures. Numbers may not foot due to rounding.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Earnings per share — Diluted:
GAAP	$0.16	$0.08	$0.47	$0.07
Adjusted Non-GAAP	$0.48	$0.29	$1.57	$1.40

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ON A GAAP BASIS AND NET INCOME ON A NON-GAAP BASIS IS AS FOLLOWS:

GAAP Net Income	$55.6	$28.7	$160.7	$25.1

COGS: Fair value step up of inventory acquired from former Biogen, Inc	4.6	4.4	34.2	295.5

COGS: AMEVIVE divestiture	36.4	—	36.4	—

R&D: Costs associated with Sale of Plant	—	—	1.9	—

R&D: Severance and restructuring	0.5	0.1	20.3	3.1

SG&A: Severance and restructuring	11.0	2.6	19.3	9.3

Purchase accounting: Amortization of acquired intangible assets related to the merger with former Biogen, Inc.	73.6	80.5	302.3	347.7

Impairment and Loss on Sale of Long Lived Assets	15.2	—	111.8	—

OIE	—	—	—	12.7

Income taxes: Income tax effect of reconciling items	(32.2)	(14.5)	(145.2)	(195.4)

Non-GAAP Net Income	$164.6	$101.7	$541.7	$498.0

     Adjustments were made to conform prior periods to current year presentation including adoption of EITF 03-06, which requires allocation of income to certain holders of equity and debt instruments.

DRAFT
Table 4
Biogen Idec Inc
Product Revenues for Fourth Quarter and Full Year 2005
(in thousands)

	Three Months Ended
	December 31,
	2005	2004
PRODUCT REVENUES

Avonex®	$413,002	$369,675
Amevive®	12,353	9,705
Tysabri®	(196)	3,121
Zevalin®	4,072	8,428

Total Product Revenues	$429,231	$390,929

	Twelve Months Ended
	December 31,
	2005	2004
PRODUCT REVENUES

Avonex®	$1,543,085	$1,417,157
Amevive®	48,457	43,030
Tysabri®	4,656	3,121
Zevalin®	20,806	23,036

Total Product Revenues	$1,617,004	$1,486,344